DIRECTOR FEE WAIVER AGREEMENT

THIS DIRECTOR FEE WAIVER AGREEMENT (this “Agreement”), dated as of November 4, 2011, is by and among NEAH POWER SYSTEMS, INC., a Nevada corporation (the “Company”), JEFFREY SAKAGUCHI (“Sakaguchi”), JON GARFIELD (“Garfield”), and MICHAEL SELSMAN (“Selsman”), collectively referred to as “Non-Plan Directors” since they are not participating in the Company’s Director, Officer, and Employee Sales Incentive Plan (the “Plan”) and will not participate in the Plan, and DAVID SCHMIDT (“Schmidt”), referred to as “Plan Director” since he is participating in the Plan . The Non-Plan Directors and the Plan Director (individually referred to as a “Participant” and collectively referred to as “Participants”) are entering into this Agreement in their individual capacities and not as Directors of the Board of Directors of the Company.

A.

The Company is in the process of seeking equity financing pursuant to a proposed issuance and sale of Series C preferred stock (the “Financing”);

B.

As a condition to the Financing, the Company and the Investor in the Financing are entering into an agreement relating to officer and director compensation and resolving accrued and unpaid compensation;

C.

In consideration for the terms of this Agreement, the Participants desire to enter into this Agreement which includes a waiver with respect to certain of their unpaid compensation; and

D.

The Company reasonably believes the terms of this Agreement are fair to and in the best interests of the Company.

The parties agree as follows:

1.

Agreement and Waiver re Accrued Fees.

(a)

Pro Rata Payment on Accrued Fees.  As of the date hereof, there are accrued and unpaid fees owing to the Non-Plan Directors (collectively, the “Accrued Fees”).  The Investor in the Financing has agreed to pay an aggregate amount of 20% of the Accrued Fees to the Company, within 20 calendar days following execution of the Securities Purchase Agreement.  Upon receipt of such funds, the Company shall pay the Non-Plan Directors as partial payment to them of their Accrued Fee , with the monies to be allocated pro-rata among the Non-Plan Directors based on their respective amounts of Accrued Fee as recorded by the Company. The remaining balance of the Accrued Fee owing to each Non-Plan Director, after application of the 20%  pro rata payment, shall be referred to as the “Forgone Fees”.  If the Investor fails to fund the 20% payment, the Company’s obligation under this paragraph shall be null and void. The Plan Director is not owed any fees, per the participation in the Plan, and the Plan Director acknowledges and agrees that he voluntarily gave up all prior accrued and unpaid fees as a director in order to participate in the Plan.  For purposes of this Agreement, the Plan Director’s prior forgone fees shall also be referred to as “Forgone Fees”.

(b)

Forgone Fees.  Effective upon the successful completion of the First Placement Transaction with the Investor, each Non-Plan Director hereby irrevocably waives any rights or claims with respect to any Forgone Wages, except as expressly set forth in paragraphs 1(c) and 3 below.

(c)

Contingent Payment for Non-Plan Directors.  Notwithstanding the waiver in paragraph 1(b), in the event that, at any time following the date of this Agreement, a Non-Plan Director’s service as a director of the Company is terminated (for any reason or no reason) by any action of the Board or the shareholders of the Company (including by removal, election of a replacement director, or decrease in the size of the Board) such Non-Plan Director will be entitled to receive a termination payment in an amount equal to (i) the amount of such Non-Plan Director’s Forgone Fees, less (ii) the total of all fees paid to such Non-Plan Director starting Jan 1 2012.  [For example, if the amount of a Non-Plan Director’s Forgone Fees is $25,000 and if the Non-Plan Director is paid a total of $10,000 in the first six months starting Jan 1 2012, then upon termination of such Non-Plan Director in six months, the termination payment would be equal to $25,000 – $10,000 = $15,000.]  For clarification purposes, at such time that the aggregate amount of payments to Non-Plan Directors exceeds such non-Plan Director’s Forgone Fees, the Non-Plan Director shall not be entitled any payment pursuant to this Agreement and this paragraph shall be terminated and of no further force or effect.  Any such payment shall be subject to lawful withholdings and shall be paid, as determined by the Company, either in a lump sum payment or in equal monthly payments over a period of up to six months following termination.

2.

Effect of Termination on the Plan Director’s Participation in Plan.  In the event that, at any time following the date of this Agreement, the Plan Director’s service as a director of the Company is terminated (other than removal for Cause) by action of the Board or the shareholders of the Company (including by election of a replacement director or by decrease in the size of the Board), the Plan Director will continue to be eligible for cash and stock options per the Plan following termination.  However, if the Plan Director’s service as a Director is terminated by resignation of the Plan Director or by removal by the Board or shareholders for Cause, the Plan Director’s rights under the Plan shall immediately cease to accrue, and the Plan Director shall only be entitled to payment of earned or accrued but unpaid cash compensation under the Plan, and the Plan Director shall have the right to exercise only such stock options that are vested as of the date of termination.  For purposes of this paragraph “Cause” shall mean the following:  (i) violation of a state or federal criminal law involving the commission of a crime against the Company, or any felony or theft; (ii) fraud or willful or intentional misrepresentation with respect to the business of the Company; (iii) any intentional act that substantially impairs the Company’s business, goodwill or reputation, (iv) willful misconduct in the performance of his duties, or (v) dereliction of duties, abandonment of the job, or significant underperformance relative to expectations for the Plan Director (after notice to the Plan Director and the opportunity to cure such action).  Any such payments under the Plan shall be subject to lawful withholdings and shall be paid, as determined by the Company, either in a lump sum payment or in equal monthly payments over a period of up to six months following termination.

3.

Claims.  With respect to (a) the termination payments pursuant to paragraph 1(c) for the Non-Plan Director’s Forgone Fees and (b) payments to the Plan Director under the Plan pursuant to paragraph 2, in the event of any failure by the Company to pay such amounts when due to a Participant, such Participant shall be entitled to pursue any and all remedies against the Company, including attorneys’ fees and statutory damages, and that such claims shall not be affected by the general release in paragraph 4 below.  Notwithstanding the foregoing, each Participant agrees that he will not sue or pursue any such claims against any current officer or director of the Company in the event the Company fails to pay such amounts when due.

4.

Release by Participants.  In connection with the waiver of all rights and claims to the Forgone Fees, each Participant, severally, for himself and his heirs, personal representatives, successors and assigns, hereby waives, releases and discharges the Company (and its officers, directors, employees, agents, representatives, successors and assigns) from any and all claims, demands, actions and causes of action, known or unknown, whether asserted or not, and whether actual, presumed, direct, indirect, liquidated, compensatory, treble, or punitive, arising from or related in any way to the Forgone Fees, including but not limited to any claims under RCW 49.48, RCW 49.52 or the Washington Minimum Wage Act (RCW 49.46), the Employee Retirement Income Security Act of 1974 (ERISA), and all similar federal, state and local laws.  The waiver and release contained in this paragraph 4 shall not release the Company from its obligations under this Agreement.

5.

Further Assurances.  Each Participant agrees to execute and deliver all such other and additional instruments and documents and to do all such other acts and things as may reasonably be necessary to fully carry out the terms and conditions of this Agreement.

6.

Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the parties hereto.  Additionally, each Participant acknowledges that:  (a) he has read this agreement and has had the opportunity to be represented by independent counsel in connection with entering into this Agreement; (b) he understands the terms and consequences of this Agreement, and specifically the waiver of the right to receive cash compensation set forth in Paragraph 1 and the release set forth in Paragraph 3; and (c) he is fully aware of the legal and binding effect of this Agreement.

7.

Governing Law; Entire Agreement; Amendments.  This Agreement shall be construed in accordance with and governed by the laws of the State of Washington. This Agreement contains the entire agreement among the parties with respect to its subject matter, and supersedes any and all prior or contemporaneous oral or written negotiations, agreements, representations and understandings with respect to the subject matter hereof.  This Agreement shall be binding on the successors, assigns, heirs and legal representatives of the parties.  This Agreement may be amended only by a writing executed by the Company and by each Participant to which the amendment is to be effective.  This Agreement may be executed in counterparts, including by facsimile or .PDF transmission.

8.

Legal Counsel.  Each Participant acknowledges and agrees that the law firm of Cairncross & Hempelmann, P.S. only represents the Company and that none of the Participants are looking to Cairncross & Hempelmann, P.S. for any legal or tax advice in connection with this Agreement.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS BY EACH PARTICIPANT RELATED TO FEES THAT WOULD OTHERWISE BE OWED BY THE COMPANY.  BY SIGNING THIS AGREEMENT, THE COMPANY AND THE PARTICIPANTS ACKNOWLEDGE FULL UNDERSTANDING OF THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THEY ARE SIGNING IT VOLUNTARILY.

EXECUTED as of the date first above written.

NEAH POWER SYSTEMS, INC.

By:

Name:

Title:

PARTICIPANTS, SIGNING INDIVIDUALLY

JON GARFIELD, Individually

JEFFREY SAKAGUCHI, Individually

DAVID SCHMIDT, Individually

MICHAEL SELSMAN, Individually